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                                                                     EXHIBIT 5.1

                                 [LETTERHEAD]



                                  June 5, 1996


EchoStar Communications Corporation
90 Inverness Circle East
Englewood, CO 80112

     Re:  Registration Statement on Form S-8 (the "Registration Statement")

Gentlemen:

     I am Senior Vice President, Corporate Secretary and General Counsel of EchoStar Communications Corporation, a Nevada corporation formed in April 1995 (the "Company"), and have acted as such in connection with the authorization to issue up to 30,000 shares of the Company's Class A Common Stock, $0.01 par value (the "Common Shares") (subject to adjustment), upon the exercise of stock options awarded to nonemployee directors of the Company under the 1995 Nonemployee Director Stock Option Plan (the "Plan"). I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by the Company to effect such authorizations, and have examined such other agreements, instruments, documents and corporate records of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Common Shares of the Company issuable pursuant to the Plan have been duly authorized for issuance and will be legally issued, fully paid and non-assessable when issued as provided in the Plan.

     I am admitted to practice only in the State of Colorado and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and Federal law.

     I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Plan.

                                   Very truly yours,



                                   /s/ DAVID K. MOSKOWITZ
                                   ---------------------------------------
                                   David K. Moskowitz
                                   Senior Vice President, Corporate Secretary
                                   and General Counsel


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